Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
News Release	(212) 930-9400

Catherine D. Rice	Andrew C. Richardson	Andrew G. Backman
Chief Financial Officer	Executive Vice President – Capital Markets	Vice President – Investor Relations

iStar Financial Announces Second Quarter 2005 Results

•      Adjusted earnings per diluted common share were $0.83 for the second quarter 2005, up 12% versus prior quarter.

•      New financing activity exceeded $1.0 billion for second straight quarter in a record 23 separate transactions.

•      First half 2005 commitments hit record $2.4 billion, up 43% year-over-year.

•      Total revenues reach record $198.7 million, up nearly 10% quarter-over-quarter.

•      Total assets under management exceed $8.3 billion.

•      Fitch revises ratings outlook to positive during second quarter; affirms investment grade rating.

NEW YORK – July 26, 2005 – iStar Financial Inc. (NYSE: SFI), the leading publicly traded finance company focused on the commercial real estate industry, today reported second quarter results for the quarter ended June 30, 2005.

iStar reported adjusted earnings for the second quarter 2005 of $0.83 per diluted common share, compared to $0.87 per diluted common share for the second quarter 2004. Adjusted earnings allocable to common shareholders for the second quarter 2005 were $94.5 million on a diluted basis, compared to $97.3 million for the second quarter 2004. Adjusted earnings represents net income computed in accordance with GAAP, adjusted for preferred dividends, depreciation, depletion, amortization and gain (loss) from discontinued operations.

Net income allocable to common shareholders for the second quarter 2005 was $66.5 million, or $0.58 per diluted common share, compared with $71.3 million, or $0.64 per diluted common share, for the second quarter of 2004. Please see the financial tables that follow the text of this press release for a detailed reconciliation of adjusted earnings to GAAP net income.

Second Quarter 2005 Results

Net investment income for the quarter was $97.4 million, compared to $98.4 million for the second quarter of 2004. Net investment income represents interest income, operating lease income and equity in earnings from joint ventures, less interest expense, operating costs for corporate tenant lease assets and loss on early extinguishment of debt, in each case as computed in accordance with GAAP.

iStar Financial announced that during the second quarter, it closed 23 new financing commitments for a total of $1.0 billion, of which $822.3 million was funded during the quarter. In addition, the Company funded $266.7 million under 17 pre-existing commitments and received $654.2 million in principal repayments. Of the Company’s second quarter financing commitments, 64% represented first mortgage, first mortgage participation and corporate tenant lease transactions. Cumulative repeat customer business totaled $8.1 billion at June 30, 2005.

For the quarter ended June 30, 2005, iStar Financial generated returns on average book assets and average common book equity of 5.3% and 19.1%, respectively. For the quarter, the Company’s debt to book equity plus accumulated depreciation and loan loss reserves, as determined in accordance with GAAP, was 2.0x.

As of June 30, 2005, the Company’s loan portfolio consisted of 62% floating rate and 38% fixed rate loans. The weighted average GAAP LIBOR margin of floating rate loans was 4.99%. The weighted average GAAP margin of the Company’s fixed rate loans was 5.75% on a term-adjusted basis.

Jay Sugarman, iStar Financial’s chairman and chief executive officer, stated, “Closing $1.0 billion of new financing commitments for the second straight quarter demonstrates the strength of our customer focused approach and our ability to execute in a challenging market by leveraging our proven origination and underwriting capabilities.”

Mr. Sugarman continued, “We continue to see high levels of liquidity in the commercial real estate market, as evidenced by the level of repayments we experienced during the second quarter and first half of this year. While the exact timing of repayments and the direction of interest rates are difficult to predict, our long-term business platform is designed to perform in a wide variety of market environments.”

Mr. Sugarman concluded, “We see additional growth opportunities from natural extensions of our loan and lease portfolio businesses with iStar branded capital solutions for new customers in select new markets. We look for opportunities that share the same fundamental risk dynamics as our existing commercial real estate business. For example, while clearly still in its early stage, our lending and long-term sale/leaseback platforms within our AutoStar business are performing to our expectations. Our AutoStar business currently has approximately $540 million of total assets under management. Our corporate tenant lease portfolio is 100% leased, with a weighted average remaining lease term of approximately 12.4 years and the earliest lease maturity not occurring until 2014. Approximately 75% of our tenants are publicly traded consolidators or top 100 dealers nationwide. Our loan portfolio has a weighted average loan-to-value of 66.8% and a weighted average maturity of approximately 9.5 years.”

-more-

Capital Markets Summary

During the second quarter iStar Financial issued $250 million of 5.375% senior unsecured notes due 2010, and $250 million of 6.05% senior unsecured notes due 2015. The net proceeds of the issuances were used to repay revolving credit facilities. In June, the Company also upsized its universal shelf registration statement to $5.0 billion.

Catherine D. Rice, iStar Financial’s chief financial officer, stated, “As a finance company we always want to maintain strong sources of liquidity and be able to efficiently access capital for our business. For 2005, we continue to expect to issue approximately $2.0-$2.5 billion of unsecured notes, inclusive of the $1.6 billion sold earlier this year. Our increased shelf capacity will enable us to efficiently access long-term debt and equity capital well into 2006.”

Ms. Rice continued, “We were pleased that during the second quarter Fitch revised our ratings outlook from stable to positive and affirmed our BBB- investment grade rating on our senior unsecured debt, noting the progress the Company has made in unencumbering assets and maintaining our conservative approach to growing our asset base.”

At June 30, 2005, the Company had $571.3 million outstanding under its four credit facilities, which total $2.8 billion in committed capacity. Consistent with its match funding policy under which a one percentage point change in interest rates cannot impact adjusted earnings by more than 2.5%, as of June 30, 2005, a 100 basis point increase in rates would have decreased the Company’s earnings by 0.06%.

Ms. Rice said, “We also continue to increase our unsecured funding on the right side of the balance sheet and decrease secured debt. During the third quarter, two secured credit facilities totaling $850 million will reach their initial maturity dates, at which time we do not currently plan on renewing with these lenders. We have been funding new originations with our $1.25 billion unsecured credit facility, and believe we have adequate sources of short-term capital for our business.”

Ms. Rice continued, “We are currently evaluating repayment of our iStar Asset Receivables (“STARs”) series 2002-1 and 2003-1 asset backed notes. In addition to being able to issue unsecured debt at more attractive terms given our investment grade ratings, the $716 million repayment of these notes would unencumber approximately $1.3 billion of assets and reduce secured debt to just 12.2% of our total debt, based upon June 30, 2005 balances. Should we repay these notes in 2005, we would incur one-time cash costs, including prepayment and other fees of approximately $8 million and a non-cash charge of approximately $38 million to write off deferred financing fees and expenses. Based upon today’s U.S. Treasury rates, these one-time costs would reduce our full year 2005 diluted adjusted earnings per share by approximately $0.07 and our diluted earnings per share by approximately $0.40.”

Consistent with the Securities and Exchange Commission’s Regulation FD and Regulation G, iStar Financial comments on earnings expectations within the context of its regular earnings press releases. The Company currently expects diluted adjusted earnings per share for the second half and full year 2005 of $1.73-$1.83 and $3.30-$3.40, respectively, and diluted earnings per share for the second half and full year 2005 of $1.15-$1.35 and $2.25-$2.45, respectively, excluding any effect of a possible prepayment of the Company’s STARs discussed above.

Including the effect of the possible prepayment of these notes, the Company’s diluted adjusted earnings per share and diluted earnings per share would be reduced by approximately $0.07and  $0.40, respectively, based upon today’s U.S. Treasury rates.

Ms. Rice concluded, “As we enter the second half of 2005, we have narrowed our earnings expectations for the full year. Our expectations, however, remain within the range we communicated in the past two quarters. The commercial real estate finance markets continue to experience high levels of liquidity. In our loan portfolio, our borrowers are selling or refinancing their assets at very aggressive levels. In our sale/leaseback portfolio, we are selectively selling assets where we believe we can redeploy the capital at more attractive rates. In fact, since 2004, we have sold $383 million in assets. As a result, we have received and expect to receive large prepayment penalties associated with loan payoffs as well as gains associated with our own asset sales. The timing of all of these factors is difficult to estimate. For this reason, we are providing guidance for the remainder of 2005 rather than separately breaking it out on a quarterly basis. Despite the competitive environment, we continue to find compelling opportunities to invest our capital, committing approximately $2.4 billion for the first half of 2005. We expect to originate approximately $4.0 billion of investment volume and expect between $2.0-$2.5 billion of principal repayments, for the full year 2005.”

Risk Management

At June 30, 2005, first mortgages, participations in first mortgages, corporate tenant leases and corporate financing transactions collectively comprised 92.2% of the Company’s asset base. The weighted average first and last dollar loan-to-value ratio for all structured finance assets was 18.1% and 65.4%, respectively. As of June 30, 2005 the weighted average debt service coverage for all structured finance assets, based on either actual cash flow or trailing 12-month cash flow through March 31, 2005, was 2.24x.

At quarter end, the Company’s corporate tenant lease assets were 95.1% leased with a weighted average remaining lease term of 11.5 years. At quarter end, 79.1% of the Company’s corporate lease customers were public companies (or subsidiaries of public companies).

At June 30, 2005, the weighted average risk ratings of the Company’s structured finance assets was 2.52 for risk of principal loss, compared to last quarter’s rating of 2.71, and 3.10 for performance compared to original underwriting, compared to last quarter’s rating of 3.16. The weighted average risk rating for corporate tenant lease assets was 2.36 at the end of the second quarter, the same as the prior quarter’s rating of 2.36.

At quarter end, accumulated loan loss reserves and other asset-specific credit protection represented an aggregate of approximately 5.8% of the gross book value of the Company’s loans. In addition, cash deposits, letters of credit, allowances for doubtful accounts and accumulated depreciation relating to corporate tenant lease assets represented 10.8% of the gross book value of the Company’s corporate tenant lease assets at quarter end.

For the first half of 2005, the company recorded no credit losses. At June 30, 2005, the Company’s non-performing loan assets (NPLs) represented 1.2% of total assets. NPLs represent loans on non-accrual status and repossessed real estate collateral. At June 30, 2005, the Company had two loans on non-accrual and no repossessed assets. In addition, watch list assets represented 0.1% of total assets at June 30, 2005.

Tim O’Connor, iStar Financial’s chief operating officer, stated, “The second quarter was characterized by improving credit trends in our overall loan portfolio and no changes to the credit statistics in our corporate tenant lease assets. There were no additional assets added to our NPL list this quarter and we continue to believe that the large first mortgage that was added in the first quarter is well covered by the underlying collateral. We do not expect a loss of principal or interest on this loan and we are working with the borrower to resolve the current status of the loan. With continued liquidity in the commercial real estate markets, we continue to evaluate the sale of certain non-core sale/leaseback assets where we believe we can redeploy the capital at more attractive returns.”

Mr. O’Connor continued, “We target loan loss reserves equal to 1.50% of the outstanding book balance of our loans. Our target incorporates loan-specific cash reserves that we frequently require our borrowers to fund at closing, excluding reserves for taxes and insurance, that would be available to us in the event there is a problem with the asset. The Company increases its on-balance sheet loan loss reserve to make up the difference between the 1.50% target and the cash credit protection of each loan. This quarter the Company’s asset-specific and general loan loss reserves totaled 1.55% of our book balance; therefore no increase to the general reserve was needed.”

Dividend and Other Developments

On July 1, 2005 iStar Financial declared a regular quarterly dividend of $0.7325. The second quarter dividend is payable on July 29, 2005 to holders of record on July 15, 2005.

[Financial Tables to Follow]

*                *                *

iStar Financial is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior and mezzanine corporate capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust, seeks to deliver a strong dividend and superior risk-adjusted returns on equity to shareholders by providing the highest quality financing solutions to its customers.

iStar Financial will hold a quarterly earnings conference call at 10:00 a.m. ET today, July 26, 2005. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial’s website, www.istarfinancial.com, under the “Investor Relations” section. To listen to the live call, please go to the website’s “Investor Relations” section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

(Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial Inc.’s expectations include completion of pending investments, continued ability to originate new investments, the mix of originations between structured finance and corporate tenant lease assets, repayment levels, the timing of receipt of prepayment penalties, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in iStar Financial Inc.’s SEC reports.)

Selected Income Statement Data

(In thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Net investment income (1)	$97,436	$98,430	$191,579	$184,064
Other income	13,847	9,993	26,072	22,107
Non-interest expense (2)	(32,987)	(31,007)	(69,081)	(169,736)
Minority interest in consolidated entities	(74)	(128)	(280)	(261)
Income from continuing operations	$78,222	$77,288	$148,290	$36,174

Income from discontinued operations	110	5,731	361	11,593
Gain from discontinued operations	407	—	407	136
Preferred dividend requirements (3)	(10,580)	(10,580)	(21,160)	(30,180)
Net income allocable to common shareholders and HPU holders (4)	$68,159	$72,439	$127,898	$17,723

(1)   Net investment income for the six months ended June 30, 2004, includes an $11.5 million charge relating to the redemption of $110 million of the Company’s 8.75% Senior Notes due 2008.

(2)   Non-interest expense for the six months ended June 30, 2004, includes the Q1’04 CEO, CFO and ACRE Partners compensation charges of $106.9 million.

(3)   Preferred dividend requirements for the six months ended June 30, 2004, includes $9.0 million related to the redemption of the Company’s 9.375% Series B and 9.20% Series C Cumulative Redeemable Preferred Stock.

(4)   HPU holders are Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program.

Selected Balance Sheet Data

(In thousands)

	As of	As of
	June 30, 2005	December 31, 2004
	(unaudited)

Loans and other lending investments, net	$4,509,309	$3,946,189
Corporate tenant lease assets, net	2,997,395	2,877,042
Other investments	292,715	75,092
Total assets	8,360,009	7,220,237
Debt obligations	5,637,584	4,605,674
Total liabilities	5,791,973	4,745,749
Total shareholders’ equity	2,540,185	2,455,242

iStar Financial Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Interest income	$106,287	$92,112	$198,285	$174,996
Operating lease income	78,523	71,493	155,534	137,367
Other income	13,847	9,993	26,072	22,107
Total revenue	198,657	173,598	379,891	334,470

Costs and expenses:
Interest expense	81,654	59,043	150,605	111,529
Operating costs - corporate tenant lease assets	5,715	4,271	11,470	8,985
Depreciation and amortization	18,180	15,928	36,021	30,757
General and administrative	14,166	12,511	29,527	25,870
General and administrative - stock-based compensation expense	641	568	1,283	108,109
Provision for loan losses	—	2,000	2,250	5,000
Loss on early extinguishment of debt	—	1,006	—	13,178
Total costs and expenses	120,356	95,327	231,156	303,428

Income from continuing operations before other items	78,301	78,271	148,735	31,042
Equity in earnings from joint ventures	(5)	(855)	(165)	5,393
Minority interest in consolidated entities	(74)	(128)	(280)	(261)
Income from continuing operations	78,222	77,288	148,290	36,174

Income from discontinued operations	110	5,731	361	11,593
Gain from discontinued operations	407	—	407	136
Net income	78,739	83,019	149,058	47,903

Preferred dividends	(10,580)	(10,580)	(21,160)	(30,180)

Net income allocable to common shareholders and HPU holders	$68,159	$72,439	$127,898	$17,723

Net income per common share:
Basic (1)	$0.59	$0.64	$1.11	$0.16
Diluted (2) (3)	$0.58	$0.64	$1.10	$0.16

Weighted average common shares outstanding:
Basic	112,624	110,695	112,050	109,081
Diluted	113,801	112,246	113,241	112,324

(1)   For the three months ended June 30, 2005 and 2004, excludes $1,675 and $1,163 of net income allocable to HPU holders, respectively. For the six months ended June 30, 2005 and 2004, excludes $3,159 and $259 of net income allocable to HPU holders, respectively.

(2)   For the three months ended June 30, 2005 and 2004, excludes $1,659 and $1,148 of net income allocable to HPU holders, respectively. For the six months ended June 30, 2005 and 2004, excludes $3,126 and $243 of net income allocable to HPU holders, respectively.

(3)   For the three and six months ended June 30, 2004, includes $41 and $3 of joint venture income, respectively.

iStar Financial Inc.

Reconciliation of Adjusted Earnings to GAAP Net Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004

ADJUSTED EARNINGS: (1)
Net income (2)	$78,739	$83,019	$149,058	$47,903
Add: Depreciation, depletion and amortization	18,381	17,081	36,531	33,019
Add: Joint venture income	33	41	75	5
Add: Joint venture depreciation and amortization	2,707	490	2,842	2,022
Add: Amortization	7,975	8,859	15,501	19,171
Less: Preferred dividends (3)	(10,580)	(10,580)	(21,160)	(30,180)
Less: Gain from discontinued operations	(407)	—	(407)	(136)

Adjusted earnings allocable to common shareholders and HPU holders:
Basic	$96,815	$98,869	$182,365	$71,799
Diluted	$96,848	$98,910	$182,440	$71,804

Adjusted earnings per common share:
Basic: (4)	$0.84	$0.88	$1.59	$0.65
Diluted: (5)	$0.83	$0.87	$1.57	$0.63

Weighted average common shares outstanding:
Basic	112,624	110,695	112,050	109,081
Diluted	113,853	112,246	113,292	112,324

Common shares outstanding at end of period:
Basic	112,704	111,167	112,704	111,167
Diluted	113,926	113,019	113,926	113,019

(1)          Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders.  Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

(2)          For the six months ended June 30, 2004, includes the Q1’04 CEO, CFO, and ACRE Partners compensation charges of $106.9 million and the 8.75% Senior Notes due 2008 redemption charge of $11.5 million.

(3)          For the six months ended June 30, 2004, includes $9.0 million relating to redemption of the 9.375% Series B and 9.20% Series C Cumulative Redeemable Preferred Stock in Q1’04.

(4)          For the three months ended June 30, 2005 and 2004, excludes $2,380 and $1,588 of net income allocable to HPU holders, respectively. For the six months ended June 30, 2005 and 2004, excludes $4,504 and $1,140 of net income allocable to HPU holders, respectively.

(5)          For the three months ended June 30, 2005 and 2004, excludes $2,356 and $1,567 of net income allocable to HPU holders, respectively. For the six months ended June 30, 2005 and 2004, excludes $4,457 and $1,119 of net income allocable to HPU holders, respectively.

iStar Financial Inc.

Consolidated Balance Sheets

(In thousands)

	As of	As of
	June 30, 2005	December 31, 2004
	(unaudited)

ASSETS

Loans and other lending investments, net	$4,509,309	$3,946,189
Corporate tenant lease assets, net	2,997,395	2,877,042
Other investments	292,715	75,092
Investments in joint ventures	205,301	5,663
Cash and cash equivalents	116,372	88,422
Restricted cash	38,202	39,568
Accrued interest and operating lease income receivable	30,357	25,633
Deferred operating lease income receivable	70,095	62,092
Deferred expenses and other assets	92,517	100,536
Goodwill	7,746	—
Total assets	$8,360,009	$7,220,237

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$154,389	$140,075

Debt obligations:
Unsecured senior notes	3,660,533	2,064,435
Unsecured revolving credit facilities	558,000	840,000
Secured revolving credit facilities	13,325	78,587
Secured term loans	693,517	693,472
iStar Asset Receivables secured notes	712,209	929,180
Total liabilities	5,791,973	4,745,749
Minority interest in consolidated entities	27,851	19,246
Shareholders’ equity	2,540,185	2,455,242
Total liabilities and shareholders’ equity	$8,360,009	$7,220,237

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

PERFORMANCE STATISTICS

	Three Months Ended June 30, 2005
Return on Average Book Assets

Adjusted basic earnings allocable to common shareholders and HPU holders (1)	$96,815
Plus: Preferred dividends	10,580
Adjusted basic earnings before preferred dividends	$107,395

Adjusted basic earnings before preferred dividends - Annualized (A)	$429,581
Average total book assets (B)	$8,178,798

Return on average book assets (A) / (B)	5.3%

Return on Average Common Book Equity

Adjusted basic earnings allocable to common shareholders and HPU holders (1)	$96,815
Adjusted basic earnings allocable to common shareholders and HPU holders - Annualized (C)	$387,261

Average total book equity	$2,528,450
Less: Average book value of preferred equity	(506,176)
Average common book equity (D)	$2,022,274

Return on average common book equity (C) / (D)	19.1%

Efficiency Ratio

General & administrative expenses	$14,166
Plus: General and administrative - stock-based compensation	641
Total corporate overhead (E)	$14,807

Total revenue (F)	$198,657

Efficiency ratio (E) / (F)	7.5%

CREDIT STATISTICS

Book Debt (A)	$5,637,584

Book Equity	$2,540,185
Plus: Accumulated Depreciation and Loan Loss Reserves	310,581
Sum of Book Equity, Accumulated Depreciation and Loan Loss Reserves (B)	$2,850,766

Book Debt / Sum of Book Equity, Accumulated Depreciation and Loan Loss Reserves (A)/(B)	2.0	x

Ratio of earnings to fixed charges	2.0	x

Ratio of earnings to fixed charges and preferred stock dividends	1.7	x

(1)           Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders.  Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing.  It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

	Three Months Ended June 30, 2005
Interest Coverage
EBITDA (1) (C)	$178,919
GAAP interest expense (D)	$81,654

EBITDA / GAAP interest expense (C) / (D)	2.2	x

Fixed Charge Coverage
EBITDA (1) (C)	$178,919

GAAP interest expense	$81,654
Plus: Preferred dividends	10,580
Total GAAP interest expense and preferred dividends (E)	$92,234

EBITDA / GAAP interest expense and preferred dividends (C) / (E)	1.9	x

Unencumbered assets	$6,120,951

RECONCILIATION OF NET INCOME TO EBITDA

Net Income	$78,739
Add: GAAP interest expense	81,654
Add: Depreciation, depletion and amortization	18,526

EBITDA (1)	$178,919

(1)      EBITDA should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating EBITDA may differ from the calculations of similarly-titled measures by other companies.

FINANCING VOLUME SUMMARY STATISTICS

	LOAN ORIGINATIONS
Three Months Ended June 30, 2005	Fixed Rate	Floating Rate	Total/ Weighted Average	CORPORATE LEASING
Amount funded	$384,224	$400,930	$785,154	$37,122
Weighted average GAAP yield	7.23%	8.26%	7.76%	9.80%
Weighted average all-in spread/margin (basis points) (1)	+352	+516	—	+552
Weighted average first $ loan-to-value ratio	27.5%	12.0%	19.6%	N/A
Weighted average last $ loan-to-value ratio	61.5%	66.4%	64.0%	N/A

UNFUNDED COMMITMENTS

Number of assets with unfunded commitments	33

Discretionary commitments	$34,444
Non-discretionary commitments	684,915
Total unfunded commitments	$719,359

Estimated weighted average funding period	Approximately 2.5 years

(1)    Based on average quarterly one-month LIBOR (floating-rate loans) and U.S. Treasury rates (fixed-rate loans and corporate leasing transactions) during the quarter.

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

LOANS AND OTHER LENDING INVESTMENTS CREDIT STATISTICS

As of	As of
June 30, 2005	December 31, 2004
$	%	$	%
Carrying value of non-performing loans /
As a percentage of total assets	$99,672	1.19%	$27,526	0.38%

Provision for loan losses /
As a percentage of total assets	$46,876	0.56%	$42,436	0.59%
As a percentage of non-performing loans	47%	154%

Six Months Ended	Year Ended
June 30, 2005	December 31, 2004
$	%	$	%
Net charge-offs /
As a percentage of total assets	$0	0.00%	$0	0.00%

RECONCILIATION OF DILUTED ADJUSTED EPS

GUIDANCE TO GAAP DILUTED EPS GUIDANCE (1)

	Six Months Ending December 31, 2005	Year Ending December 31, 2005

Earnings per diluted common share guidance	$1.15 - $1.35	$2.25 - $2.45
Add: Depreciation and amortization per diluted common share	$0.38 - $0.68	$0.85 - $1.15
Adjusted earnings per diluted common share guidance	$1.73 - $1.83	$3.30 - $3.40

(1)          Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

iStar Financial Inc.

Supplemental Information

(In millions)

(unaudited)

PORTFOLIO STATISTICS AS OF JUNE 30, 2005 (1)

	$	%
Security Type
Corporate Tenant Leases	$3,309	41.3%
First Mortgages (2)	3,326	41.6
Corporate / Partnership Loans	1,230	15.4
Other Investments	140	1.7
Total	$8,005	100.0%

Collateral Type
Office (CTL)	$1,650	20.6%
Industrial/R&D	1,256	15.7
Office (Lending)	977	12.2
Entertainment / Leisure	754	9.4
Other	738	9.2
Retail	711	8.9
Hotel (Lending)	633	7.9
Mixed Use / Mixed Collateral	518	6.5
Apartment / Residential	499	6.2
Hotel (Investment Grade CTL)	269	3.4
Total	$8,005	100.0%

Collateral Location
West	$1,991	24.9%
Northeast	1,619	20.2
Southeast	1,207	15.1
Central	696	8.7
Mid-Atlantic	657	8.2
Various / Corporate	630	7.9
South	529	6.6
North Central	279	3.5
Northwest	203	2.5
Southwest	194	2.4
Total	$8,005	100.0%

(1)          Figures presented prior to loan loss reserves, accumulated depreciation and impact of statement of Financial Accounting Standards No. 141 (“SFAS No. 141”) “Business Combinations.”

(2)          Includes $377.0 million of junior participation interests in first mortgages.